INDEMNIFICATION AGREEMENT

           THIS INDEMNIFICATION AGREEMENT ("Agreement") is executed as of March 20, 2006, by and between FIRST LOOK ENTERTAINMENT, INC., a California corporation (the "Buyer"), and STEVEN M. SPECTOR, A Professional Corporation (the "Seller", and together with the Buyer, the "Parties").

RECITALS

           A.      Ventura Distribution, Inc., a California corporation, Ventura Releasing, LLC and Beauty Salon, LLC, each a California limited liability company, and Ventura Entertainment Enterprises, LLC, Ventura Distribution, LLC, Ventura Entertainment, LLC, Ventura Entertainment Productions, LLC, Housewives Comedy Entertainment, LLC, StudioWorks, LLC, and UrbanWorks, LLC, each a Delaware limited liability company (collectively, the "Debtors") are indebted to PNC Bank, National Association and Santa Barbara Bank & Trust for an amount in excess of $20,000,000.

           B.      After unsuccessfully seeking a sale, the Debtors assigned to the Seller substantially all of their assets (the "Purchased Assets") for the benefit of creditors.

           C.      The Buyer wishes to purchase the Purchased Assets and the Seller desires to sell the Purchased Assets to the Buyer pursuant to the certain Asset Purchase Agreement dated as of March 20, 2006 by and among the Buyer and the Seller (the "APA").

           D.      The Purchased Assets include various equipment leases (the "Equipment Leases"). As part of the sale transition, the Buyer requires the use of some of the Equipment Leases and possession of the real property of the Debtors (the "Real Property") and is willing to pay the rent required by the Equipment Leases and for possession of the Real Property, in each case on a pro rata basis. Buyer is also willing to indemnify the Seller for damages, costs and fees suffered by the Seller as a result of the Seller accommodating the Buyer’s transition.

           IN CONSIDERATION of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

           1.      Pro Rata Payment. After the Closing Date (as defined in the APA), the Buyer agrees to pay in advance the payments required by the Equipment Leases and for possession of the Real Property, in each case on a pro rata basis.

           2.      Indemnification. The Buyer shall indemnify, defend, protect and hold harmless the Seller and his respective employees, agents and affiliates from and against all claims, demands, suits, awards, actions, losses, damages, liabilities, costs and expenses of every kind, including attorneys’, experts’ and consultants’ fees and costs, arising from or in connection with any expenses or costs incurred by the Seller by virtue of the Buyer utilizing the Equipment Leases and possessing the Real Property. The provisions of this Section 2 shall cover, with respect to any individual Equipment Lease and the Real Property, the period from the Closing Date until the fifth business day after the Buyer has given notice to the Seller of termination of the need to use any Equipment Lease or possess the Real Property.

           3.      Attorneys’ Fees. In the event of any litigation or arbitration regarding any rights and obligations under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and court costs in addition to any other relief which may be granted. The "prevailing party" shall mean the party receiving substantially the relief desired, whether by summary judgment, judgment, or otherwise.

           4.      Notices. All notices, requests, demands, and other communications which either party may require or desire to serve on the other under this Agreement shall be in writing and shall be served by personal delivery, by facsimile or by a courier service guaranteeing overnight delivery, with postage thereon fully prepaid, and addressed to the party so to be served, as follows:

To Buyer:	First Look Entertainment 8000 Sunset Blvd. Suite B310 Los Angeles, CA 90046 Attention: William F. Lischak Telephone: (323) 337-1024 Fax: (323) 337-1061

with a copy to:	Latham & Watkins LLP 633 West Fifth Street Suite 4000 Los Angeles, CA 90071 Attention: Peter M. Gilhuly, Esq. Telephone: (213) 891-8720 Fax: (213) 891-8763

To Seller:	Steven M. Spector, a Professional Corporation Jeffer, Mangels, Butler & Marmaro, LLP 1900 Avenue of the Stars, 7th Floor Los Angeles, CA 90067 Telephone: (310) 785-5398 Fax: (310) 785-5357

Notice shall be deemed to have been given on the date of service if delivered personally, on the date sent if sent by facsimile and the sender has received confirmation that the recipient has received the facsimile, and on the business day following deposit if deposited with a courier service with guaranteed overnight delivery. Either party may change its address for purposes of this Section by giving the other parties written notice of the new address in the manner set forth above.

           5.      Miscellaneous. This Agreement shall be governed by California law, without regard to conflict of law principles. The parties hereto hereby submit to jurisdiction and venue in California. This Agreement shall be binding upon and inure to the benefit to the parties and their respective successors and assigns. This Agreement constitutes the entire understanding between the Parties with respect to the matters contained herein and supersedes all other prior and contemporaneous agreements, understandings or representations, whether oral or written, express or implied. No waiver, modification or amendment of this Agreement will be effective unless it is in writing and executed by both parties. This Agreement may be executed in any number of original counterparts, all of which evidence only one agreement, binding on all parties, even though all parties are not signatory to the same counterpart.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

FIRST LOOK ENTERTAINMENT, INC., a California corporation By: ____________________ Its: ___________________	STEVEN M. SPECTOR, a Professional Corporation By: ____________________ Its: ___________________